EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

FIRST QUARTER 2014 RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. April 23, 2014.  Amphenol Corporation (NYSE:APH) reported today first quarter 2014 diluted earnings per share, excluding one-time items, of $.99 compared to $.87 for the comparable 2013 period. On an as reported basis, diluted earnings per share were $.98 and $.94 for the first quarter of 2014 and 2013, respectively.  Such per share amount for the 2014 period includes a one-time charge of $2 million  ($.01 per share) related to the amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the fourth quarter of 2013.  Such per share amount for the 2013 period included an income tax benefit of $11 million, or $.07 per share, resulting from the delay, by the U.S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company was recorded as a one-time benefit at the date of reinstatement.  Sales for the first quarter 2014 were $1.246 billion compared to $1.080 billion for the 2013 period. Currency translation had the effect of increasing sales by approximately $7.0 million in the first quarter 2014 compared to the 2013 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “We are pleased to report an excellent start to 2014 with first quarter sales of $1.246 billion and EPS, excluding one-time items, of $.99, up 15% and 14%, respectively, over the comparable 2013 quarter.  The Company achieved strong year-over-year growth in most of our end markets, including the automotive, commercial air, industrial, mobile networks and IT and datacom markets.  This growth was driven both organically and through the Company’s successful acquisition program.   Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, as well as our acquisition program, continue to expand the Company’s growth opportunities.”

“In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability, resulting in an operating margin of 18.8%, before one-time items, driving strong EPS growth, before one-time items, of 14% in the quarter.  This performance is a direct result of our management team’s ability to react quickly in a dynamic environment, especially given the continuing high levels of uncertainty in most of the world’s economies.  I am very proud of our organization as we continue to execute well.”

“The Company also achieved strong operating cash flow in the quarter of $203 million.  The Company continues to deploy its financial strength in a variety of ways to increase shareholder value, including the purchase, during the quarter, of 1.4 million shares of the Company’s stock pursuant to our stock repurchase plan.”

“While we are pleased with these strong results, there remains uncertainty in the overall global economic environment. Considering such an environment and assuming current currency exchange rates, we expect second quarter 2014 revenues in the range of $1.255 billion to $1.285 billion and diluted EPS in the range of $1.03 to $1.06 (excluding one-time items).  For the year 2014, we expect to achieve revenues and diluted EPS in the range of $5.110 billion to $5.200 billion and $4.25 to $4.34 (excluding one-time items), respectively, an increase of 11% to 13% over 2013 revenues and 10% to 13% over 2013 diluted EPS (excluding one-time items).  Despite any challenges that may arise, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our high technology products across all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (EDT) April 23, 2014.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode:  REARDON.  There will be a replay available until 11:59 P.M. (EDT) on Friday, May 23, 2014.  The replay numbers are toll free 866-489-8058; International toll number is 203-369-1683; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2013, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013

Net sales	$1,246,074	$1,079,805

Cost of sales	857,218	741,913

Gross profit	388,856	337,892

Acquisition-related expenses	2,020	—

Selling, general and administrative expense	154,701	130,935

Operating income	232,135	206,957

Interest expense	(19,071)	(15,457)
Other income, net	4,065	2,785

Income before income taxes	217,129	194,285

Provision for income taxes	(57,327)	(40,672)

Net income	159,802	153,613
Less: Net income attributable to noncontrolling interests	(1,319)	(606)

Net income attributable to Amphenol Corporation	$158,483	$153,007

Net income per common share - Basic	$1.01	$0.96

Weighted average common shares outstanding - Basic	157,528,482	159,738,168

Net income per common share - Diluted (1)(2)	$0.98	$0.94

Weighted average common shares outstanding - Diluted	161,177,156	162,713,002

Dividends declared per common share	$0.200	$0.105

Note 1 - Earnings per share in the three months ended March 31, 2014 included acquisition-related expenses of $2.0 million ($1.3 million after-tax), or $.01 per share, relating to the amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the fourth quarter of 2013.  Excluding this effect, diluted earnings per share was $0.99 for the three months ended March 31, 2014.

Note 2 - Earnings per share in the three months ended March 31, 2013 included an income tax benefit of $11.3 million, or $.07 per share, resulting from the delay, by the U. S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company of $11.3 million, or $.07 per share, relating to the 2012 tax year was recorded as a benefit in the first quarter of 2013 at the date of reinstatement. Excluding these effects, diluted earnings per share was $.87 for the three months ended March 31, 2013.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	March 31,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$1,023,320	$886,838
Short-term investments	276,133	305,324
Total cash, cash equivalents and short-term investments	1,299,453	1,192,162
Accounts receivable, less allowance for doubtful accounts of $11,487 and $12,010, respectively	971,576	1,001,012
Inventories	772,710	792,644
Other current assets	160,728	171,749

Total current assets	3,204,467	3,157,567

Land and depreciable assets, less accumulated depreciation of $826,344 and $803,954, respectively	538,715	532,425
Goodwill and other long-term assets	2,487,021	2,478,036

	$6,230,203	$6,168,028

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$479,786	$549,942
Accrued salaries, wages and employee benefits	99,680	104,859
Accrued income taxes	97,223	96,388
Accrued dividends	31,416	—
Other accrued expenses	147,054	157,252
Short-term debt	701,045	701,437

Total current liabilities	1,556,204	1,609,878

Long-term debt	1,522,570	1,431,437
Accrued pension and post employment benefit obligations	184,201	180,021
Other long-term liabilities	71,366	66,620

Equity:
Common stock	157	158
Additional paid-in capital	514,522	489,930
Retained earnings	2,430,310	2,424,372
Accumulated other comprehensive loss	(69,541)	(54,951)

Total shareholders’ equity attributable to Amphenol Corporation	2,875,448	2,859,509

Noncontrolling interests	20,414	20,563

Total equity	2,895,862	2,880,072

	$6,230,203	$6,168,028

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2014	2013

Cash from operating activities:
Net income	$159,802	$153,613
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	39,873	32,592
Stock-based compensation expense	9,276	8,283
Excess tax benefits from stock-based compensation payment arrangements	(2,652)	(8,720)
Net change in components of working capital	(10,197)	(12,135)
Net change in other long-term assets and liabilities	6,557	6,621

Net cash provided by operating activities	202,659	180,254

Cash from investing activities:
Additions to property, plant and equipment	(54,176)	(29,685)
Proceeds from disposals of fixed assets	538	802
Purchases of short-term investments	(120,728)	(110,744)
Sales and maturities of short-term investments	144,951	75,488
Acquisitions, net of cash acquired	(8,978)	201

Net cash used in investing activities	(38,393)	(63,938)

Cash from financing activities:
Issuance of senior notes	748,846	—
Borrowings under credit facilities	142,800	101,300
Repayments under credit facilities	(801,074)	(119,215)
Payment of fees and expenses related to debt financing	(5,750)	—
Proceeds from exercise of stock options	13,724	30,682
Excess tax benefits from stock-based compensation payment arrangements	2,652	8,720
Payments to shareholders of noncontrolling interests	(1,052)	(1,247)
Purchase and retirement of treasury stock	(121,130)	(85,300)

Net cash used in financing activities	(20,984)	(65,060)

Effect of exchange rate changes on cash and cash equivalents	(6,800)	(7,113)

Net change in cash and cash equivalents	136,482	44,143
Cash and cash equivalents balance, beginning of period	886,838	690,850

Cash and cash equivalents balance, end of period	$1,023,320	$734,993

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended
	March 31,
	2014	2013

Trade Sales:
Interconnect Products and Assemblies	$1,159,110	$995,926
Cable Products and Solutions	86,964	83,879
Consolidated	$1,246,074	$1,079,805

Operating income, excluding one-time items:
Interconnect Products and Assemblies	$242,836	$213,301
Cable Products and Solutions	10,581	11,600
Stock-based compensation expense	(9,276)	(8,283)
Other operating expenses	(9,986)	(9,661)
Operating income, excluding one-time items	234,155	206,957

Acquisition-related expenses	(2,020)	—
Consolidated	$232,135	$206,957

ROS%:
Interconnect Products and Assemblies	21.0%	21.4%
Cable Products and Solutions	12.2%	13.8%
Stock-based compensation expense	-0.7%	-0.8%
Other operating expenses	-0.8%	-0.9%

ROS, excluding one-time items	18.8%	19.2%
Acquisition-related expenses	-0.2%	0.0%
Consolidated	18.6%	19.2%